TRUSTEES

Carol T. Crawford

Bruce C. Ellis

William M Lane

Robert P. Moltz

Wayne H. Shaner

INVESTMENT ADVISOR

Torray LLC

OFFICERS

Robert E. Torray

William M Lane

Fred M. Fialco

Nicholas C. Haffenreffer

Barbara C. Warder

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BBD, LLP

1835 Market Street, 26th Floor

Philadelphia, PA 19103

TRANSFER AGENT

BNY Mellon Investment Servicing (US) Inc.

4400 Computer Drive

Westborough, MA 01581-1722

LEGAL COUNSEL

Dechert LLP

1900 K Street, N.W.

Washington, DC 20006

Distributed by Foreside Funds Distributors LLC

400 Berwyn Park, 899 Cassatt Road,

Berwyn, PA 19132

Date of first use, February 2013

This report is not authorized for distribution to prospective investors unless preceded or accompanied by a current

prospectus. All indices are unmanaged groupings of stocks

that are not available for investment.

(17) (e) The Torray Resolute Fund Annual Report

The

TORRAY

RESOLUTE

FUND

ANNUAL REPORT

December 31, 2012

The Torray Resolute Fund

Suite 750 W

7501 Wisconsin Avenue

Bethesda, Maryland 20814-6519

(301) 493-4600

(800) 443-3036

The Torray Resolute Fund

Letter to Shareholders

January 30, 2013

Dear Fellow Shareholders,

The year 2012 was a great period for The Torray Resolute Fund. Beneath the exaggerated headlines of China’s economic slowdown, dire predictions associated with the European debt crisis, a hard-fought U.S. presidential race and the dysfunctional theatrics of the fiscal cliff debate, the domestic economy gradually improved, the unemployment rate declined and the housing market firmed; less bad was good enough. Investors, with real capital on the line, painted a brighter picture than hyperbolic journalists, ambitious politicians and self-assured strategists. The final result was a fourth consecutive year of gains following the crisis lows of 2009. What worked in 2012 was a focus on improving fundamentals rather than chasing the rapid sector and asset class rotations that characterized the period. In the final quarter of the year, the Fund gained 3.3% versus a decline of 1.3% in the Russell 1000 Growth Index and a decline of 0.4% for the S&P 500. For the full year, the Fund gained 20.3% versus 15.3% for the Russell and 16.0% for the S&P.

Top portfolio contributors for the quarter included industrial manufacturer Precision Castparts (PCP) with a gain of 16% and consumer products direct seller Tupperware Brands (TUP) with a gain of 20%. Precision Castparts benefitted from continuing strong demand trends in aerospace and the acquisition of a key supplier, Titanium Metals. Weakness in established markets at Tupperware was offset by strong sales in its emerging markets, which account for almost two-thirds of sales. Neither of these companies is immune to the headwinds that challenge global economic growth expansion, but both benefit from distinct secular trends differentiating them from competitors.

The top detractor for the period was Apple (AAPL). Apple’s 20% decline for the quarter, 35% from the September high, demonstrates two things: how rapid the rate of change can be in the technology sector, particularly in the consumer space, and how fickle investor sentiment is. With a maturing of the handset market, the company’s largest source of profits, and a pause in its rate of innovation, some have begun to doubt that Apple is an exception to the rule that excess profits are eventually arbitraged away by competition. This doubt caused them to conclude the company should be valued like other commodity device manufacturers. We continue to believe Apple is a compelling investment. While we don’t expect this period of transition from hyper growth to moderate growth will be a smooth one, we view the company as more than a commodity hardware vendor; we expect the brand will continue to garner premium pricing power and its uniquely integrated platform will serve to retain customers and create new opportunities. Ultimately, Apple may not be an exception to the rule, but we continue to believe its prospects for growth remain attractive.

The Torray Resolute Fund

Letter to Shareholders (continued)

January 30, 2013

Over the course of the quarter, we sold two long-term, successful holdings, global snack and beverage company PepsiCo (PEP) and Danish insulin provider Novo Nordisk (NVO). We also purchased shares of Swiss-based pharmaceutical and diagnostics company Roche Holdings (RHHBY). Satisfactory returns at PepsiCo have been increasingly hard to come by as it faces challenges on two fronts: an extended reorganization and an increasing preference on the part of the consumer for healthier snacks. This, coupled with a valuation we consider more reflective of an unencumbered consumer products company, led us to sell the stock. Valuation was also a key part of our decision to sell Novo Nordisk. While the company has maintained a dominant position in the sales of insulin, an important therapy for the global pandemic of diabetes, we believe the marginal benefit of its next generation drugs don’t justify a multiple twice that of its peer group and the broader market. Our investment thesis on Roche Holdings is based on the complimentary attributes of a leading oncology franchise and diagnostics business. While each is attractive in its own right, the combination supports efficient research, development and utilization addressing large unmet medical needs.

Despite the low growth environment that characterized 2012 and our expectations for more of the same in the new year, favorable portfolio returns reflect the strong underlying results of our investments, both in terms of financial characteristics and the innovation of new, valuable products and services. As the perception of risks in the market declined and valuations expanded, stock prices increased. Looking to 2013, we continue our focus on innovation and growth.

Finally, we would like to introduce a new member of our team. Hugh P. Tawney has joined our firm as Director, Client Service and Development. Prior to joining Torray, Hugh was an analyst at Graystone Consulting, a division of Morgan Stanley. We hope you have the opportunity to meet or speak with him. In our efforts to serve our clients and expand the business, he is a welcome addition.

As ever, we appreciate your interest and trust.

Respectfully,

Nicholas C. Haffenreffer

The Torray Resolute Fund

PERFORMANCE DATA

As of December 31, 2012 (unaudited)

Average Annual Returns on an Investment in

The Torray Resolute Fund vs.

the Russell 1000 Growth Index and the S&P 500 Index

For the periods ended December 31, 2012:

	3 Month	6 Month	1 Year	Since Inception 12/31/10
The Torray Resolute Fund	3.30%	9.08%	20.28%	10.89%
Russell 1000 Growth Index	–1.32%	4.71%	15.26%	8.77%
S&P 500 Index	–0.38%	5.95%	16.00%	8.84%

Cumulative Returns for the 2 years ended December 31, 2012

The Torray Resolute Fund	22.97%
Russell 1000 Growth Index	18.26%
S&P 500 Index	18.42%

The Torray Resolute Fund

PERFORMANCE DATA (continued)

As of December 31, 2012 (unaudited)

Change in Value of $10,000 Invested

on December 31, 2010 (commencement of operations) to:

	12/31/10	06/30/11	12/31/11	06/30/12	12/31/12
The Torray Resolute Fund	$10,000	$10,760	$10,223	$11,274	$12,297
Russell 1000 Growth Index	$10,000	$10,683	$10,264	$11,299	$11,826
S&P 500 Index	$10,000	$10,603	$10,211	$11,180	$11,842

The returns quoted represent past performance and do not guarantee future results. Investment return and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher. For performance current to the most recent monthend, please call (800) 626-9769. The returns shown do not reflect the deduction of taxes a shareholder would pay on the redemption of fund shares and distributions. The Fund’s gross annual operating expense ratio as stated in the Fund’s current prospectus was 5.90% before fee waivers and expense reimbursements by the Adviser. The Fund’s net annual operating expense ratio after such fee waivers and expense reimbursements was 1.25%. The Adviser has contractually agreed to waive fees and/or reimburse expenses of the Fund in order to limit the total annual operating expenses of the Fund to 1.25% of the Fund’s average daily net assets through May 1, 2014. Total returns shown above include fee waivers and expense reimbursements. These total returns would have been lower had there been no waivers and reimbursements by the Adviser during the periods shown. Returns on The Torray Resolute Fund, the Russell 1000 Growth Index, the Fund’s primary benchmark index, and the S&P 500 Index assume reinvestment of all dividends and distributions. The Russell 1000 Growth Index is an unmanaged index consisting of 571 U.S. large-cap growth stocks, and the S&P 500 Index is an unmanaged index consisting of 500 large-cap stocks. It is not possible to invest directly in an index. Current and future portfolio holdings are subject to change and risk.

The Torray Resolute Fund

FUND PROFILE

As of December 31, 2012 (unaudited)

DIVERSIFICATION (% of net assets)

Information Technology	29.69%
Health Care	14.70%
Industrials	13.27%
Energy	10.29%
Consumer Discretionary	8.42%
Financials	7.94%
Materials	5.35%
Consumer Staples	3.40%
Short-Term Investments	3.86%
Other Assets Less Liabilities	3.08%

100.00%

TOP TEN EQUITY HOLDINGS (% of net assets)

1.	Apple Inc.	4.57%
2.	American Tower Corp., REIT	4.42%
3.	EOG Resources, Inc.	3.93%
4.	Danaher Corp.	3.92%
5.	Enbridge, Inc.	3.92%
6.	QUALCOMM, Inc.	3.61%
7.	Franklin Resources, Inc.	3.51%
8.	Precision Castparts Corp.	3.45%
9.	Visa, Inc., Class A	3.44%
10.	Baxter International Inc.	3.43%

		38.20%

PORTFOLIO CHARACTERISTICS

Net Assets (million)		$10
Number of Holdings		29
Portfolio Turnover		21.76%
P/E Multiple (forward)		16.4x
Trailing Weighted Average Dividend Yield		1.31%
Market Capitalization (billion)	Average	$67.4
	Median	$32.8

The Torray Resolute Fund

SCHEDULE OF INVESTMENTS

As of December 31, 2012

Shares		Market Value
COMMON STOCK 93.06%

29.69% INFORMATION TECHNOLOGY
885	Apple Inc.	$471,732
6,000	QUALCOMM, Inc.	372,120
2,345	Visa, Inc., Class A	355,455
5,311	Accenture PLC, Class A	353,181
8,270	MICROS Systems, Inc.*	350,979
4,441	Fiserv Inc.*	350,972
4,702	Amphenol Corp., Class A	304,219
9,053	Oracle Corp.	301,646
5,399	Adobe Systems, Inc.*	203,434

		3,063,738
14.70% HEALTH CARE
5,318	Baxter International Inc.	354,498
7,366	Vertex Pharmaceuticals Inc.*	308,930
4,131	Gilead Sciences, Inc.*	303,422
5,920	Roche Holding AG ADR	298,960
3,579	Varian Medical Systems, Inc.*	251,389

		1,517,199

13.27% INDUSTRIALS
7,246	Danaher Corp.	405,051
1,878	Precision Castparts Corp.	355,731
4,315	United Technologies Corp.	353,873
2,356	Cummins Inc.	255,273

		1,369,928
10.29% ENERGY
3,361	EOG Resources, Inc.	405,975
9,345	Enbridge, Inc.	404,825
2,302	Core Laboratories N.V.	251,632

		1,062,432

The Torray Resolute Fund

SCHEDULE OF INVESTMENTS (continued)

As of December 31, 2012

Shares		Market Value

8.42% CONSUMER DISCRETIONARY
4,771	Tupperware Brands Corp.	$305,821
5,865	Nike, Inc., Class B	302,634
4,688	Coach, Inc.	260,231

		868,686

7.94% FINANCIALS
5,907	American Tower Corp. REIT	456,434
2,885	Franklin Resources, Inc.	362,645

		819,079

5.35% MATERIALS
2,772	Praxair, Inc.	303,395
3,332	Compass Minerals International, Inc.	248,934

		552,329

3.40% CONSUMER STAPLES
3,354	Colgate-Palmolive Co.	350,627

TOTAL COMMON STOCK 93.06%		9,604,018
(cost $9,004,662)

Principal Amount ($)

SHORT-TERM INVESTMENTS 3.86%
398,735	BNY Mellon Cash Reserve, 0.05%(1)	398,735
(cost $398,735)

TOTAL INVESTMENTS 96.92%		10,002,753
(cost $9,403,397)
OTHER ASSETS LESS LIABILITIES 3.08%		317,579

NET ASSETS 100.00%		$10,320,332

*	Non-income producing securities.
(1)	Represents current yield at December 31, 2012.

ADR	– American Depositary Receipt

REIT	– Real Estate Investment Trust

See notes to the financial statements.

The Torray Resolute Fund

STATEMENT OF ASSETS AND LIABILITIES

As of December 31, 2012

ASSETS
Investments in securities at value (cost $9,403,397)	$10,002,753
Receivable for fund shares sold	4,100,000
Receivable from advisor	8,670
Interest and dividends receivable	1,442
Prepaid expenses	16,357

TOTAL ASSETS	14,129,222

LIABILITIES
Payable for securities purchased	3,788,780
Payable to advisor	3,610
Accrued expenses	16,500

TOTAL LIABILITIES	3,808,890

NET ASSETS	$10,320,332

Paid-in-capital (843,114 shares outstanding, unlimited shares authorized)	$9,689,366
Accumulated net realized gain on investments	31,610
Net unrealized appreciation of investments	599,356

TOTAL NET ASSETS	$10,320,332

Net Asset Value, Offering and Redemption Price per Share	$12.24

See notes to the financial statements.

The Torray Resolute Fund

STATEMENT OF OPERATIONS

For the year ended December 31, 2012

INVESTMENT INCOME
Dividend income	$46,913
Interest income	56
Foreign tax withheld	(883)

Total investment income	46,086

EXPENSES
Management fees	34,766
Trustees’ fees	32,667
Transfer agent fees & expenses	17,546
Registration & filing fees	13,488
Insurance expense	12,080
Audit fees	12,000
Custodian fees	4,447
Legal fees	755
Printing, postage & mailing	109

Total expenses	127,858
Fees waived and expenses reimbursed by Advisor	(84,400)

Net expenses	43,458

NET INVESTMENT INCOME	2,628

REALIZED AND UNREALIZED GAIN ON INVESTMENTS
Net realized gain on investments	61,007
Net change in unrealized appreciation (depreciation) on investments	607,782

Net realized and unrealized gain on investments	668,789

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$671,417

See notes to the financial statements.

The Torray Resolute Fund

STATEMENTS OF CHANGES IN NET ASSETS

For the years indicated:

	Year ended 12/31/12	Year ended 12/31/11
Increase (Decrease) in Net Assets Resulting from Operations:
Net investment income	$2,628	$424
Net realized gain (loss) on investments	61,007	(5,094)
Net change in unrealized appreciation (depreciation) on investments	607,782	(8,426)

Net increase (decrease) in net assets resulting from operations	671,417	(13,096)

Distributions to Shareholders from:
Net investment income ($0.006 and $0.002 per share, respectively)	(2,880)	(422)
Net realized gains ($0.047 and $0.002 per share, respectively)	(23,593)	(460)

Total distributions	(26,473)	(882)

Shares of Beneficial Interest
Net increase from share transactions	6,874,773	2,714,593

Total increase	7,519,717	2,700,615

Net Assets — Beginning of Year	2,800,615	100,000

Net Assets — End of Year	$10,320,332	$2,800,615

Undistributed Net Investment Income	$—	$1

See notes to the financial statements.

The Torray Resolute Fund

FINANCIAL HIGHLIGHTS

For a share outstanding throughout each period presented:

PER SHARE DATA

	Years ended December 31:			Period ended December 31:
	2012		2011	2010(3)
Net Asset Value, Beginning of Period	$10.220		$10.000	$10.000

Income from investment operations
Net investment income	0.009	(2)(5)	0.003 (2)	0.000
Net gains on securities (both realized and unrealized)	2.064		0.221 (4)	0.000

Total from investment operations	2.073		0.224	0.000

Less: distributions
Dividends (from net investment income)	(0.006)		(0.002)	0.000
Distributions (from capital gains)	(0.047)		(0.002)	—

Total distributions	(0.053)		(0.004)	0.000

Net Asset Value, End of Period	$12.240		$10.220	$10.000

TOTAL RETURN (1)	20.28%		2.23%	0.00%
RATIOS/SUPPLEMENTAL DATA
Net assets, end of period (000’s omitted)	$10,320		$2,801	$100
Ratios of expenses to average net assets before expense reimbursement	3.68%		5.90%	0.00%
Ratios of expenses to average net assets after expense reimbursement	1.25%		1.25%	0.00%
Ratios of net investment income to average net assets	0.08	%(5)	0.03%	0.00%
Portfolio turnover rate	21.76%		22.35%	0.00%

(1)	Past performance is not predictive of future performance.
(2)	Calculated based on the average amount of shares outstanding during the year.
(3)	Commencement of operations on 12/31/10.
(4)

The amount of net gains on securities (both realized and unrealized) per share does not accord with the amounts reported in the Statement of Changes due to the timing of purchases and redemptions of Fund shares and fluctuating market values during the period.

(5)

For the year ended December 31, 2012, investment income per share reflects a special dividend which amounted to $0.01 per share. Excluding the special dividend, the ratio of net investment income to average net assets would have been (0.01)%.

See notes to the financial statements.

The Torray Resolute Fund

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2012

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Torray Resolute Fund (“Fund”) is a separate series of The Torray Fund (“Trust”). The Trust is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end management investment company. The Trust is organized as a business trust under Massachusetts law. The Fund’s investment objective is to seek to achieve long-term growth of capital. The Fund seeks to meet its objective by investing its assets in a concentrated portfolio of predominantly large capitalization companies with proven records of increasing earnings on a consistent and sustainable basis. There can be no assurance that the Fund’s investment objective will be achieved.

The following is a summary of accounting policies followed by the Fund in the preparation of its financial statements. These policies are in conformity with accounting principles generally accepted in the United States of America.

Securities Valuation    Portfolio securities for which market quotations are readily available are valued at market value, which is determined by using the last reported sale price, or, if no sales are reported, the last reported bid price. For NASDAQ traded securities, market value is determined on the basis of the NASDAQ Official Closing Price instead of the last reported sales price. Other assets and securities for which no quotations are readily available or for which Torray LLC (the “Advisor”) believes do not reflect market value are valued at fair value as determined in good faith by the Advisor under the supervision of the Board of Trustees (the “Board” or “Trustees”) in accordance with the Fund’s Valuation Procedures. Short-term obligations having remaining maturities of 60 days or less are valued at amortized cost, which approximates market value.

Fair Value Measurements    Various inputs are used in determining the fair value of investments which are as follows:

•	Level 1 — quoted prices in active markets for identical securities
•	Level 2 — significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.)
•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Torray Resolute Fund

NOTES TO FINANCIAL STATEMENTS (continued)

As of December 31, 2012

The summary of inputs used to value the Fund’s investments as of December 31, 2012 is as follows:

Valuation Inputs
Level 1 — Quoted Prices *	$10,002,753
Level 2 — Other Significant Observable Inputs	—
Level 3 — Significant Unobservable Inputs	—

Total Market Value of Investments	$10,002,753

*	Security types and industry classifications as defined in the Schedule of Investments.

The Fund had no transfers between Level 1 and Level 2 investments during the reporting period.

Securities Transactions and Investment Income    Securities transactions are recorded on a trade date basis. Realized gains and losses from securities transactions are recorded on the specific identification basis. Dividend income and distributions to shareholders are recorded on the ex-dividend date. Interest income, including amortization of discount on short-term investments, and expenses are recorded on the accrual basis. Premium and discount are amortized using the effective yield to maturity method.

Federal Income Taxes    The Fund intends to continue to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income, including any net realized gain on investments to its shareholders. Therefore, no federal income tax provision is required.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years (current and prior tax year), and has concluded that no provision for federal income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.

Net Asset Value    The net asset value per share of the Fund is determined daily as of the close of trading on the New York Stock Exchange by dividing the value of the Fund’s net assets by the number of shares outstanding.

Use of Estimates    In preparing financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

The Torray Resolute Fund

NOTES TO FINANCIAL STATEMENTS (continued)

As of December 31, 2012

NOTE 2 — SHARES OF BENEFICIAL INTEREST TRANSACTIONS

Transactions in shares of beneficial interest were as follows:

	Year ended 12/31/12		Year ended 12/31/11
	Shares	Amount	Shares	Amount
Shares issued	611,391	$7,365,038	301,712	$3,091,907
Reinvestments of dividends and distributions	1,979	24,168	86	882
Shares redeemed	(44,281)	(514,433)	(37,773)	(378,196)

	569,089	$6,874,773	264,025	$2,714,593

As of December 31, 2012, the Trust’s officers, Trustees and affiliated persons and their families directly or indirectly controlled 628,974 shares or 74.60% of the Fund.

NOTE 3 — INVESTMENT TRANSACTIONS

Purchases and sales of investment securities, other than short-term investments, for the year ended December 31, 2012, aggregated $6,979,010 and $823,552, respectively.

NOTE 4 — MANAGEMENT FEES

Pursuant to the Management Contract, the Advisor provides investment advisory and administrative services to the Fund. The Fund pays the Advisor a management fee, computed daily and payable monthly at the annual rate of 1.00% of the Fund’s average daily net assets. For the year ended December 31, 2012, the Fund incurred management fees of $34,766.

Excluding the management fee, other expenses incurred by the Fund during the year ended December 31, 2012, totaled $93,092. During the year ended December 31, 2012, the Advisor waived fees and reimbursed expenses in the amount of $84,400 to maintain the Fund’s expense ratio at 1.25%. These expenses include all costs associated with the Fund’s operations including transfer agent fees, independent trustees’ fees ($14,000 per annum and $2,000 for each Board meeting attended per Trustee), dues, fees and expenses of registering and qualifying the Fund and its shares for distribution, charges of the custodian, auditing and legal expenses, insurance premiums, supplies, postage, expenses of issue or redemption of shares, reports to shareholders and Trustees, expenses of printing and mailing prospectuses, proxy statements and proxies to existing shareholders, and other miscellaneous expenses.

Certain officers and Trustees of the Fund are also officers and/or shareholders of the Advisor, and are not paid by the Fund for serving in such capacities.

The Torray Resolute Fund

NOTES TO FINANCIAL STATEMENTS (continued)

As of December 31, 2012

NOTE 5 — TAX MATTERS

Distributions to shareholders are determined in accordance with United States federal income tax regulations, which may differ from accounting principles generally accepted in the United States of America.

The tax character of distributions paid during the years ended December 31, 2012 and 2011 were as follows:

	2012	2011
Distributions paid from:
Ordinary income	$2,628	$882
Long-term capital gain	23,845	—

	$26,473	$882

As of December 31, 2012, the components of distributable earnings on a tax basis were as follows:

Undistributed long-term capital gains	$34,333
Unrealized appreciation	596,633

$630,966

Permanent book/tax differences are reclassified among the Fund’s components of capital on a tax basis. As of December 31, 2012, the Fund reclassified $251 to increase undistributed net investment income and decrease accumulated net realized gain on investments in order to reflect permanent book/tax differences related to short-term capital gain distributions.

At December 31, 2012, the Fund had no capital loss carry forward for federal income tax purposes.

The following information is based upon the federal tax basis of investment securities as of December 31, 2012:

Gross unrealized appreciation	$618,350
Gross unrealized depreciation	(21,717)

Net unrealized appreciation	$596,633

Cost	$9,406,120

The Torray Resolute Fund

NOTES TO FINANCIAL STATEMENTS (continued)

As of December 31, 2012

NOTE 6 — COMMITMENTS AND CONTINGENCIES

The Fund indemnifies its officers and Trustees for certain liabilities that may arise from their performance of their duties to the Fund. Additionally, in the normal course of business, the Fund enters into contracts that contain a variety of representations and warranties which provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund that have not yet occurred.

NOTE 7 — SUBSEQUENT EVENTS

Management has evaluated the impact of all subsequent events on the Fund through the date these financial statements were issued and has determined that there were no subsequent events requiring recognition or disclosure in the financial statements.

NOTE 8 — NEW ACCOUNTING PRONOUNCEMENTS

In December 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-11, Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”). The amendments in ASU 2011-11 require an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The guidance requires retrospective application for all comparative periods presented. Management is currently evaluating the impact ASU 2011-11 will have on the Fund’s financial statement disclosures.

The Torray Resolute Fund

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of The Torray Resolute Fund

and the Board of Trustees of The Torray Fund

We have audited the accompanying statement of assets and liabilities of The Torray Resolute Fund, a series of shares of beneficial interest in The Torray Fund (the “Fund”), including the schedule of investments, as of December 31, 2012, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the two-year period then ended and for the one day in the period ended December 31, 2010. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2012 by correspondence with the custodian and broker. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The Torray Resolute Fund as of December 31, 2012, the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and its financial highlights for each of the years in the two-year period then ended and for the one day in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

BBD, LLP

Philadelphia, Pennsylvania

February 22, 2013

The Torray Resolute Fund

FUND MANAGEMENT

As of December 31, 2012 (unaudited)

The Trust is overseen by a Board of Trustees (the “Board”), who has delegated the day-to-day management to the officers of the Trust. The Board meets regularly to review the Fund’s activities, contractual arrangements, and performance. The trustees and officers serve until their successors are elected and qualified, or until the trustee or officer dies, resigns or is removed, or becomes disqualified.

Information pertaining to the Trustees and Officers of The Trust is set forth below. The Statement of Additional Information (SAI) includes additional information about the Trustees and is available without charge, upon request, by calling (800) 443-3036.

Name, Age, Address* and Position(s) with the Trust	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	No. of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held
INDEPENDENT TRUSTEES
Carol T. Crawford (69) Trustee	Indefinite Term since 2006	Attorney and International Trade Consultant, McLean, VA	2	Director, Smithfield Foods, Inc. Smithfield, VA
Bruce C. Ellis (68) Trustee	Indefinite Term since 1993	Private Investor, Bethesda, MD	2	None
Robert P. Moltz (65) Trustee	Indefinite Term since 1990	Chairman and CEO, Weaver Bros. Insurance Associates, Inc. Bethesda, MD	2	None
Wayne H. Shaner (65)** Trustee and Chairman of the Board	Indefinite Term since 1993	Managing Partner, Rockledge Partners, LLC, Investment Advisory Firm, Easton, MD (Jan. 2004-present); Vice President, Torray LLC, Bethesda, MD (Jan. 2008-June 2008)	2	Director, Van Eck Funds New York, NY

The Torray Resolute Fund

FUND MANAGEMENT (continued)

As of December 31, 2012 (unaudited)

Name, Age, Address* and Position(s) with the Trust	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	No. of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held
INTERESTED TRUSTEES AND OFFICERS OF THE TRUST
William M Lane (62)*** Trustee, Treasurer and Secretary	Indefinite Term Since 1990	Executive Vice President and Secretary, Torray LLC, Bethesda, MD (Oct. 2005-Present); Chief Compliance Officer, Torray LLC, Bethesda, MD (Oct. 2005-Mar. 2011); Vice President, Secretary, Treasurer and Chief Compliance Officer, Robert E. Torray & Co. Inc., Bethesda, MD (Jul.1984-Oct. 2005)	2	None
Robert E. Torray (75) President	Indefinite Term since 2007	Chairman, Torray LLC, Bethesda, MD (2005-present) President, Torray LLC, Bethesda, MD (2007-present) President, Robert E. Torray & Co. Inc., Bethesda, MD (May 1972-Oct. 2005).	N/A	None
Barbara C. Warder (55) Chief Compliance Officer and Anti-Money Laundering Officer	Indefinite Term since 2011

Chief Compliance Officer and Anti-Money Laundering Officer, Torray LLC,

Bethesda, MD (Mar. 2011-present); Chief Operating Officer and Chief Compliance Officer, Resolute Capital Management,

Washington, DC (Mar. 1998-June 2010).

			N/A	None

*	All addresses are c/o The Torray Fund, 7501 Wisconsin Avenue, Suite 750W, Bethesda, MD 20814-6519.
**	Mr. Shaner is deemed to be an independent Trustee effective as of January 1, 2011.
***	Mr. Lane, by virtue of his employment with Torray LLC, the Trust’s investment adviser, is considered an “interested person” of the Trust, as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended.

The Torray Resolute Fund

FACTORS CONSIDERED BY THE BOARD OF TRUSTEES IN CONNECTION WITH THEIR APPROVAL OF THE FUND’S INVESTMENT MANAGEMENT AGREEMENT WITH THE MANAGER (unaudited)

The Fund has entered into an Investment Management Agreement (the “Agreement”) with Torray LLC (the “Manager”) pursuant to which the Manager provides investment management services to the Fund. In accordance with the Investment Company Act of 1940, the Board of Trustees of the Fund is required, on an annual basis, to consider the continuation of the Agreement with the Manager, and this must take place at an in-person meeting of the Board. The relevant provisions of the Investment Company Act of 1940 specifically provide that it is the duty of the Board to request and evaluate such information as the Board determines is necessary to allow them to properly consider the continuation of the Agreement, and it is the duty of the Manager to furnish the Trustees with such information that is responsive to their request. Set forth below is a discussion of the various factors that the Board of Trustees considered in deciding to approve the continuation of the Agreement with the Manager.

In determining whether to approve the continuation of the Agreement, the Board of Trustees requested, and the Manager provided, information and data relevant to the Board’s consideration. This included materials that provided the Board with information regarding the investment performance of the Fund and information regarding the fees and expenses of the Fund as compared to other similar mutual funds. As part of its deliberations, the Board also considered and relied upon the information about the Fund and the Manager that had been provided to them throughout the year in connection with their regular Board meetings at which they engage in the ongoing oversight of the Fund and its operations.

The Board met at an in-person meeting on September 25, 2012, in order to consider the proposed continuation of the Agreement. Among the factors the Board considered was the performance results of the Fund achieved by the Manager for the past year and since the commencement of operations of the Fund. The members of the Board took into consideration the performance of the Fund as compared to the Fund’s primary benchmark index, the Russell 1000 Growth Index, as well as the performance of the Fund as compared to the Standard & Poor’s 500 Stock Index. They noted the range of investment advisory and management services that are provided by the Manager and the level and quality of these services, and in particular, they noted the quality of the personnel providing these services, taking into consideration their finding that the personnel providing these services, and the services provided, were of a very high caliber and quality.

The Board also compared the expenses of the Fund to the expenses of other similar types of funds, and the Board took into consideration the Manager’s willingness to maintain a contractual Expense Limitation Agreement with respect to the Fund in order to limit the total operating expenses of the Fund. They also took note of the fact that the Fund is not subject to any sales loads, sales commissions or other similar fees, including Rule 12b-1 distribution fees, and they considered the fact that the Manager had informed the Board that it did not intend to propose the introduction of such types of fees for the Fund. The Board took into consideration the Manager’s agreement to continue to contractually limit the total annual operating expenses of the Fund for its current fiscal year. The Board also reviewed financial information concerning the Manager, noting its financial soundness as demonstrated by the financial information provided and the extent to which the Manager has waived fees and reimbursed expenses of the Fund in connection with its management and operation of the Fund since the Fund’s inception. The Board was also

The Torray Resolute Fund

FACTORS CONSIDERED BY THE BOARD OF TRUSTEES IN CONNECTION WITH THEIR APPROVAL OF THE FUND’S INVESTMENT MANAGEMENT AGREEMENT WITH THE MANAGER (unaudited) (continued)

provided with information regarding the fees that the Manager charges other clients for similar investment advisory services and they noted that the fees were comparable based on the relevant circumstances of the types of accounts involved.

In addition, the Board reviewed with the Manager information regarding its brokerage practices, including its soft dollar practices, and noted that the Manager did not have in place any formal soft dollar arrangements, and the Board also reviewed the Manager’s best execution procedures, which the Board noted were reasonable and consistent with standard industry practice.

Based on their review, the Trustees concluded that the investment management services provided under the Agreement were reasonably worth the full amount of the fee and that the terms of the Agreement were fair and reasonable. In reaching their conclusion with respect to their approval of the continuation of the Agreement, the Trustees did not identify any one single factor as being controlling, rather, the Board took note of a combination of factors that influenced their decision making process. The Board did, however, identify the overall favorable investment performance of the Fund since its commencement of operations, the commitment of the Manager to the successful operation of the Fund, the net level of expenses of the Fund following the imposition of the Manager’s contractual expense limitations, and the Manager’s agreement to continue to contractually limit the Fund’s total operating expenses, as being important elements of their consideration. Based upon their review and consideration of these factors and other matters deemed relevant by the Board in reaching an informed business judgment, a majority of the Board of Trustees, including a majority of the Independent Trustees, concluded that the terms of the Agreement were fair and reasonable and the Board voted to approve the continuation of the Agreement with the Manager.

The Torray Resolute Fund

PORTFOLIO HOLDINGS, PROXY VOTING AND PROCEDURES

As of December 31, 2012 (unaudited)

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (the “Commission”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the Commission’s website at http://www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington, D.C. Information on the operation of the Commission’s Public Reference Room may be obtained by calling 1-800-SEC-0330.

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities is available without charge, upon request, by calling 1-800-443-3036; and on the Commission’s website at http://www.sec.gov.

Information regarding how the Fund voted proxies relating to portfolio securities is available without charge, upon request, by calling 1-800-443-3036; and on the Commission’s website at http://www.sec.gov.

The Torray Resolute Fund

ABOUT YOUR FUND’S EXPENSES

As of December 31, 2012 (unaudited)

We believe it is important for you to understand the impact of costs on your investment. All mutual funds have operating expenses. As a shareholder of the Fund, you incur ongoing costs, including management fees, and other fund expenses. Operating expenses, which are deducted directly from the Fund’s gross income, directly reduce the investment return of the Fund.

A mutual fund’s expenses are expressed as a percentage of its average net assets. This figure is known as the expense ratio. The following examples are intended to help you understand the ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds. The examples below are based on an investment of $1,000 made at the beginning of the period shown and held for the entire period.

The table on the next page illustrates the Fund’s cost in two ways:

Actual Fund Return    This section helps you estimate the actual expenses that you paid over the period. The “Ending Account Value” shown is derived from the Fund’s actual return, and the third column shows the operating expenses that would have been paid by an investor who started with $1,000 in the Fund. You may use the information here, together with the amount invested, to estimate the expenses that you paid over the period.

To do so, simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number given for the Fund under the heading “Expenses Paid During Period” on the next page.

Hypothetical 5% Return    This section is intended to help you compare your Fund’s costs with those of other mutual funds. It assumes that the Fund had an annual return of 5% before expenses, and that the expense ratio is unchanged. In this case, because the return used is not the Fund’s actual return, the results do not apply to your investment. The example is useful in making comparisons because the Commission requires all mutual funds to calculate expenses based on a 5% return. You can assess the Fund’s costs by comparing this hypothetical example with the hypothetical examples that appear in shareholder reports of other funds.

Note that expenses shown in the table are meant to highlight and help you compare ongoing costs only. The Fund does not charge transactions fees, such as purchase or redemption fees, nor does it carry a “sales load.”

The calculation assumes no shares were bought or sold during the period. Your actual costs may have been higher or lower, depending on the amount of your investment and the timing of any purchases or redemptions.

The Torray Resolute Fund

ABOUT YOUR FUND’S EXPENSES (continued)

As of December 31, 2012 (unaudited)

More information about the Fund’s expenses, including recent annual expense ratios, can be found in this report. For additional information on operating expenses and other shareholder costs, please refer to the Fund’s prospectus.

	Beginning Account Value July 1, 2012	Ending Account Value December 31, 2012	Expenses Paid During Period *
Based on Actual Fund Return	$1,000.00	$1,090.80	$6.62
Based on Hypothetical 5% Return (before expenses)	$1,000.00	$1,018.80	$6.39

*	Expenses are equal to the Fund’s annualized expense ratio of 1.26% for the period, multiplied by the average account value over the period, multiplied by 184/366 (to reflect the one-half year period).

The Torray Resolute Fund

TAX INFORMATION

As of December 31, 2012 (unaudited)

We are required to advise you within 60 days of the Fund’s fiscal year-end regarding the federal tax status of certain distributions received by shareholders during such fiscal year. The information below is provided for the Fund’s fiscal year ending December 31, 2012. All designations are based on financial information available as of the date of this annual report and, accordingly are subject to change. For each item it is the intention of the Fund to designate the maximum amount permitted under the Internal Revenue Code and the regulations thereunder.

Qualified Interest Income

For the year ended December 31, 2012, 0.11% of the ordinary distributions paid (net investment income plus short-term capital gain) represent the amount of Qualifying Interest Income as created by The American Jobs Creation Act of 2004.

Qualified Dividend Income

For the year ended December 31, 2012, 100% of the distributions paid by the Fund from ordinary income qualifies for a reduced tax rate pursuant to The Jobs and Growth Tax Relief Reconciliation Act of 2003.

Dividends Received Deduction

For the year ended December 31, 2012, 100% of the ordinary income distribution qualifies for the dividends received deduction available to corporations.

Long-Term Capital Gain Dividends

The Fund designates $23,845 as long-term capital gain distributions pursuant to section 852(b)(3) of the Internal Revenue Code for the year ended December 31, 2012.

Dividends and distributions received by retirement plans such as IRA’s, Keogh-type plans and 403(b) plans need not be reported as taxable income. However, many retirement plan trusts may need this information for their annual information reporting.